Exhibit 99

For Immediate Release	Contact Information
Wednesday, August 3, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Updates Maverick Basin Operations

SAN ANTONIO -- Aug. 3, 2005 -- The Exploration Company (Nasdaq:TXCO) today provided an operations update on its Maverick Basin acreage block in Southwest Texas.

     Operating highlights include:

      ●     Four rigs currently drilling on TXCO projects.

      ●     Higher production rates year-over-year and quarter-over-quarter.

      ●     Drilled 33 wells through mid July out of 60-plus wells proposed for 2005.

     Through mid July, TXCO had spudded or re-entered 33 wells this year on its Texas acreage, including 16 wells started in the second quarter. Eighteen of the 33 wells have been placed on production, including 10 wells in the April-June period. Fourteen wells are in process of or awaiting completion while four are drilling. The Company plans to drill 60-plus wells in its 2005 capital expenditure (CAPEX) program.

     Second-quarter 2005 net daily sales were 887 barrels of oil per day (BOPD) and 7.8 million cubic feet of natural gas per day (MMcfd), a combined rate of 13.1 million cubic feet equivalent per day (MMcfed). This marked a 3 percent increase from first-quarter 2005 sales averaging 832 BOPD and 7.7 MMcfd, a combined 12.7 MMcfed.

TXCO Cumulative Sales Volumes*
	2Q 2005	2Q 2004	%Change	1H 2005	1H 2004	% Change
Natural gas/Mcf	710,029	782,926	-9.3%	1,403,500	1,421,576	-1.2%
Oil/Bbls	80,711	65,596	+23.0%	155,553	147,149	+5.7%

Natural Gas Equivalent/Mcfe	1,194,295	1,176,502	+1.5%	2,336,818	2,304,470	+1.4%
Barrels Oil Equivalent/BOE	199,049	196,084	+1.5%	389,470	384,078	+1.4%

     "I'm pleased to see oil and gas sales rose in the first half as our operating activity increased in the second quarter following the hunting season drilling moratorium that impacts our activity on key leases from November to January each year," said President and CEO James E. Sigmon. "In particular, I'm glad our Glen Rose porosity play is returning to a higher pace, which should mean increased oil production and reserves going forward. Three of our last four porosity wells have been excellent producers.

-- More --

     "Our acreage expansion in February is beginning to pay off," he added. "Seven of the 33 wells we have participated in this year are located on this new acreage. Three are now producing for us, two are in completion and two are drilling. Overall, I believe we will have a strong second half as the Company maintains an active drilling pace that I believe will bring higher sales and reserve growth."

Current drilling and operating highlights include:

Glen Rose

     Through mid July, TXCO had started eight Glen Rose projects this year comprised of six porosity wells, including one re-entry, in addition to two Glen Rose reef wells. Of these, three porosity wells have been placed on production, one of each type are in completion or awaiting completion and three are drilling, including two porosity and one reef target. One of the porosity wells went on production in the second quarter. Four of the Glen Rose wells were drilled in the second quarter, and three more in July. Glen Rose targets represent the second-largest portion of the Company's 2005 CAPEX budget. Second-quarter Glen Rose oil and gas sales were approximately 360 BOPD and 4.2 MMcfd, compared to 300 BOPD and 4.4 MMcfd in the first quarter, up 2.6 percent on an equivalent unit basis.

     In late May, the Comanche 5-111 (50 percent working interest) went on production at approximately 560 BOPD and no water. In mid July, the well was flowing approximately 200 BOPD and 160 barrels of water per day. The Comanche 1-1 (50% WI) flowed at the rate of 601 BOPD and no water through a 10/64-inch choke with 805 pounds per square inch flowing tubing pressure and went on production in mid July. The Cage 1-45H (50% WI) went on production in mid July, flowing at rates as high as 724 BOPD and no water on a 12/64-inch choke. A porosity re-entry begun in the first quarter had mechanical problems following initial strong oil flows and awaits recompletion.

Georgetown

     Through mid July, TXCO had begun 13 Georgetown projects this year, including 11 new wells and two re-entries. Eight of the wells were placed on production at rates varying from 2.5 MMcfd and 25 BOPD to 234 BOPD and 231 thousand cubic feet per day (Mcfd) before the impact of the hyperbolic production curve typical of the unconventional limestone formation. Company engineers continue to evaluate drilling and completion techniques and seismic models in their pursuit of consistent production metrics, in order to further unlock the play's potential. Five additional wells are currently undergoing or awaiting completion. TXCO spudded three new Georgetown wells and placed four wells on production in the second quarter.

     TXCO has allocated the largest share of its 2005 CAPEX budget to the Georgetown play with a projected 34 new wells. Second-quarter Georgetown oil and gas sales were approximately 193 BOPD and 3.2 MMcfd, compared to 184 BOPD and 3.0 MMcfd in the first quarter, up 6.2 percent on an equivalent unit basis.

Other Plays

     TXCO continued drilling its San Miguel oil play (100% WI) during the second quarter and has spudded seven infill wells this year. Three of the wells were stimulated and placed on production while four wells currently await completion. The Company's CAPEX budget calls for 12 San Miguel wells this year. Second-quarter San Miguel oil and gas sales were approximately 241 BOPD and 11 Mcfd, compared to 231 BOPD and 36 Mcfd in the first quarter, up 2.5 percent on an equivalent unit basis.

-- More --

     The Company spudded three wells targeting the oil-prone Austin Chalk in the second quarter and a fourth in mid July. The Cage Ranch 1-40H (50% WI) went on production in mid July averaging 70 BOPD. One well is currently in completion, one is drilling and one is shut in pending further evaluation to drill a second lateral. TXCO plans to drill several other formations in 2005, part of its multi-targeted strategy in the multi-play/multi-pay Maverick Basin.

Earnings Announcement The Company currently expects to announce its second-quarter 2005 earnings on or before Aug. 9, 2005.

About The Exploration Company
     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended March 31, 2005. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

-- 30 --